***THIS EXHIBIT HAS BEEN FILED IN REDACTED FORM PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. A COMPLETE COPY OF THIS EXHIBIT HAS BEEN FILED IN UNREDACTED FORM WITH THE SECURITIES AND EXCHANGE COMMISSION.

                    [Bally's Park Place Casino Hotel & Tower]






January 19, 1996



Mr. John Stuart
Legends in Concert
3535 Las Vegas Blvd., S.
Las Vegas, NV 89109

RE: SECOND OPTION FOR LEGENDS IN CONCERT

Dear Mr. Stuart:

As you are aware, the first option for the show Legends in Concert (the "Show") is set to expire on March 31, 1996. This letter shall constitute the required written notice pursuant to Section 5(a) of the Agreement dated September 1, 1994 and amended April 4, 1994, April 25, 1994 and September 8, 1995 ("the Agreement") between Legends in Concert ("Promoter") and Bally's Park Place, Inc. ("Bally's") for the production of the Show, that Bally's wishes to continue the Show for an additional six (6) month period commencing April 1, 1996 and terminating September 30, 1996.

All other terms and conditions of the Agreement, not inconsistent with the foregoing, shall apply.

Very truly yours,



Wallace R. Barr
President/COO

/jsd

CC:      C. Patrick McKoy
         Ken Condon

                    [Bally's Park Place Casino Hotel & Tower]





                                                              July 15, 1996



Mr. John Stuart
Legends in Concert
3535 Las Vegas Blvd., S.
Las Vegas, NV 89109


RE: SECOND OPTION FOR LEGENDS IN CONCERT


Dear Mr. Stuart:

As you are aware, the second option for the show Legends in Concert (the "Show") is set to expire on September 30, 1996. This letter shall constitute the required written notice pursuant to Section 5(a) of the Agreement dated September 1, 1994 and amended April 4, 1994, April 25, 1994, and September 8, 1995 (the Agreement") between Legends in Concert ("Promoter") and Bally's Park Place, Inc. ("Bally's") for the production of the Show, that Bally's wishes to continue the Show for an additional six (6) month period commencing October 1, 1996 and terminating March 31, 1997.

All other terms and conditions of the Agreement, not inconsistent with the foregoing, shall apply.

                                                              Very truly yours,



                                                              Wallace R. Barr
                                                              President

LLK/chf

CC:      C. Patrick McKoy
         Ken Condon
         Lynne Levin Kaufman

                    [Bally's Park Place Casino Hotel & Tower]





                                                              January 9, 1997

Certified Mail - RRR

Mr. John Stuart
Legends in Concert
3535 Las Vegas Blvd., So.
Las Vegas, NV  89109

Re:      Third Option For Legends In Concert

Dear Mr. Stuart:

As you are aware, the option of the show Legends In Concert (the "Show") is set to expire on March 31, 1997. This letter shall constitute the required written notice pursuant to Section 5(a) of the Agreement dated September 1, 1994 and amended April 4, 1994, April 25, 1994 and September 8, 1995 (the "Agreement") between Legends In Concert ("Promoter") and Bally's Park Place, Inc. ("Bally's") for the production of the Show, that Bally's wishes to continue the Show for an additional six (6) month period commencing April 1, 1997 and terminating September 30, 1997.

All other terms and conditions of the Agreement not inconsistent with the foregoing shall apply.

                                                              Very truly yours,



                                                              Wallace R. Barr
                                                              President

WRB/BD/chf

CC:      Ken Condon
         Bernard DeLury

                    [Bally's Park Place Casino Hotel & Tower]





September 8, 1995


Mr. John Stuart
Legends in Concert
3535 Las Vegas Blvd., So.
Las Vegas, NV  89109

RE:  OPTION FOR LEGENDS IN CONCERT

Dear Mr. Stuart:

This letter shall serve to modify the Agreement between Legends in Concern ("Promoter") and Bally's Park Place, Inc. ("Bally's") dated September 1, 1994 and amended April 4, 1994 and April 25, 1995 ("the Agreement") with respect to the show Legends in Concert (the "Show") as follows:

1. The Weekly Fee, as defined in Section B (6)(a)(i) of the Agreement, shall be [***]. Section B 6(a)(ii) shall be deleted from the Agreement and as such the full and complete compensation to Promoter shall be [***]. The increase in the Weekly Fee shall take effect on the date of Promoter's acceptance of this Amendment.

2. The Weekly Fee shall remain in full force and effect for a two (2) year period commencing October 2, 1995, in the event that Bally exercises any additional options pursuant to Section B 5(a) of the Agreement. Nothing contained herein shall constitute an agreement by Bally's to continue the show beyond April 1, 1996 (the option period exercised by Bally's pursuant to the letter by bally's to Promoter dated July 21,
         1995).

3. Bally's may, at its sole discretion, request Promoter to perform an additional matinee show on Mondays through Thursdays commencing at a to be determined date in June and continuing through July and August. In the event that Bally's requests Promoter to perform such additional shows, and the number of shows per week exceeds twelve (12), the Weekly Fee shall increase by [***] per show.

4. All other terms and conditions of the Agreement, to the extent not inconsistent with the foregoing, shall remain in full force and effect.

5. This Amendment and the Agreement shall express the entire agreement between Bally's and Promoter with respect tot he subject matter hereof, and the draft of an Agreement between Bally's and Promoter with respect to the Show sent to Promoter on July 21, 1995 shall be null and void.

                                    AGREEMENT

         THIS AGREEMENT made as of the 1st day of September, 1994, by and between Bally's Park Place, Inc., a New Jersey corporation, located at Park Place and the Boardwalk, Atlantic City, New Jersey ("Bally's"), and LEGENDS IN CONCERT ("Promoter").

                                   WITNESSETH

         WHEREAS, Promoter is currently producing and presenting a show known as Bon Voyage in the Park Cabaret at Bally's Park Place Casino Hotel and Tower; and

         WHEREAS, Promoter and Bally's wish to cancel the Bon Voyage show; and

         WHEREAS, Bally's desires that Promoter produce and present a Legends In Concert show (the "Show") in the Park Cabaret at Bally's Park Place Casino Hotel and Tower in Atlantic City, New Jersey (Park Cabaret"); and

         WHEREAS, Bally's also desires that Promoter produce and present a show to be called "The Ultimate Atlantic City Experience" (the "AC Experience"); and

         WHEREAS, Promoter wishes to produce and present the Show and the AC Experience in the Park Cabaret; and

         WHEREAS, the parties hereto are entering into this Agreement to set forth all of the terms and conditions upon which the show and the AC Experience will be presented and produced.

         NOW THEREFORE, the parties hereto, intending to be legally bound hereby, and in consideration of the mutual covenants herein contained, agree as follows:

         A.       BON VOYAGE

                  The Bon Voyage Show shall be canceled without penalty to Bally's, effective with the last show on September 24, 1994. Compensation for the final show week shall be prorated.

         B.       LEGENDS IN CONCERT

         1.       Production

                  Promoter shall produce and present the Show which will be billed, promoted and advertised as "Legends In Concert." The Show shall be presented in the Park Cabaret at Bally's Park Place Casino Hotel and Tower pursuant tot the terms hereof. Promoter agrees that the set and props will be of professional quality and of at least the quality of Promoter's productions of Bon Voyage at Bally's and Legends In Concert at The Grand. Promoter agrees to change cast members on a reasonable basis. Bally's has the right to request that up to two (2) cast members be changed every six (6) weeks, all at Promoter's expense. Any additional changes shall be mutually agreed upon by Bally's and Promoter. All changes shall be subject to Bally's approval. The legends shall be new; i.e., not the legends which are currently appearing or who have appeared at The Grand during the ten (10) weeks prior to the date hereof.

         2.       Responsibilities of Promoter

                  Promoter shall provide and be responsible for all aspects of the production and presentation of the Show which are not expressly and specifically designated herein as the responsibility of Bally's including, but not limited to, the following:

                  (a)      The cast and crew consisting of:
                           -  Five (5) Legends (to be approved by Bally's);
                           -  Six (6) singer/dancers; and
                           -  One (1) production manager.

                  (b) Prerecorded digital track, keyboardist and key board, only if there is no live orchestra.

                  (c)      All required choreography.

                  (d) Any costumes and accessories necessary to make and present a first class production, all of high design and construction quality. Promoter shall be responsible for replacing, cleaning, laundering and maintaining all the above in a first-class and like new condition during the duration of performances.

                  (e) All required scenery, wardrobe, backdrops, scenic effects (including consumable materials for same), props used for production of Show, any special material necessary to make and present a first-class production, including but not limited to:

                           -   Decoration of entrance to Park Cabaret;
                           -   Risers with Tivoli;
                           -   8 intellabeams;
                           -   14 track spots
                           -   8 data flashes
                           - Laser graphics and beam package, if permitted by law;
                           -   complete two remote camera video package
                               (3 cameras with the AC Experience);
                           -   Miscellaneous special effect lighting package;
                               and
                           -   Multi media screens and complimentary hardware.

                  (f)      All required rehearsal.

                  (g)      All required transportation.

                  (h)      All freight charges, including taxes.

                  (i)      All required housing.

                  (j)      All preproduction costs.

                  (k)      Quality control.

                  (l) Additional musicians if desired by Promoter at no additional cost to Bally's.

                  (m)      Storage.

         3.       Responsibilities of Bally's

                  During the period of performance of the Show, Bally's shall have the responsibility to provide the following:

                  (a) Use of the Park Cabaret for Show and for rehearsal commencing September 25, 1994, or immediately following removal of all Bon Voyage props and equipment.

                  (b) Use of the existing lighting and sound equipment owned by Bally's located in the Park Cabaret.

                  (c)      Use of the Park Cabaret's existing dressing room.

                  (d) Use of the Park Cabaret's existing curtains and curtain tracks.

                  (e) Such lighting and backstage crew as deemed necessary by Bally's in its sole discretion, not to exceed eight (8) persons per show, to be adjusted in the event lasers are not utilized, including a lighting technician for rehearsals when the Legends are changed.

                  (f)      Labor to set-up and take-out the Show.

                  (g) All advertising and publicity, as determined in Bally's sole discretion.

                  (h)      Ticket sellers and reservationist.

                  (i)      A Maitre D' for seating if available.

                  (j) All required beverage personnel to service Park Cabaret audiences during performances of the Show.

                  (k) One meal per day for Producer's cast and crew in Bally's Employee Cafeteria during the preproduction period and on those days which the Show is performed.

                  (l) Parking spaces, including shuttle bus service, for Producer's cast and crew at Bally's Atlantic City Expressway lot or the equivalent on those days which the Show is rehearsed and/or performed.

         4.       Engagement

                  (a) Promoter shall present the Show in the Park Cabaret for a one (1) year period commencing October 1, 1994 and terminating October 1, 1995 (the "Engagement").

                  (b) During the Engagement, Promoter shall present a minimum of twelve (12) shows per "Show Week."

                  (c) The Show will not be performed from December 11, 1994 through December 23, 1994, through December 23, 1994. Promoter shall receive no compensation during such period, and no "make-up" of such missed shows will occur.

                  (d) The Show shall be performed six (6) days a week at mutually agreed upon times. There will be two (2) Shows per day except Friday when the Show will be dark. Any schedule is subject to change by Bally's in its sole discretion, and may, at Bally's sole discretion, vary from week to week (i.e., there may be three (3) performances per day one day and one (1) performance per day another day). Furthermore, upon request by Bally's, Promoter agrees to perform up to fourteen (14) shows in a given week in the event that less than twelve (12) shows are presented in a prior week. There will be no carryover of shows after the term of this Agreement.

                  (e) All performances shall be rendered in accordance with Bally's general house policies including but not limited to scheduling and length of performance. Subject to the foregoing, each performance of the Show shall be a minimum of one (1) hour and ten (10) minutes long and a maximum of one (1) hour and thirty
                           (30) minutes long.

         5.       Option Periods

                  (a) Promoter hereby grants Bally's the option to continue the Show after the Engagement for successive six (6) month periods provided that Bally's shall notify Promoter in writing of its exercise of any such option not later than sixty (60) days prior to the end of the Engagement or option period, as the case may be.

                  (b) The irrevocable option set forth in Paragraph 5(a) of this Agreement is subject and pursuant to the same terms and conditions applicable to the Engagement.

         6.       Compensation

                  (a) Promoter shall receive the following compensation for the production and presentation of the Show:

                           (i) A weekly fee of [***]per week, payable weekly on Friday of each week (the "Weekly Fee").

                           (ii) In the event that the actual cash weekly ticket sale proceeds for the Show, net of taxes, Ticketmaster charges and other related expenses exceed the Weekly Fee, [***] of the balance, if any, of such net weekly ticket sale proceeds shall be paid to Promoter as additional compensation. No cash value shall be attributed to any complimentaries, coupons or other discounts off of the face value of the tickets. Cast complimentaries will be granted based on availability.

                  (b) Other than as stated in Section B, 6(a) hereof, Bally's will [***] from ticket sales and [***] from its provision of food and/or beverage service at all of the performances of the Show.

                  (c) Pricing, beverage minimum and all other items with respect to ticket sales, including complimetaries, shall be [***].

         C.       THE ULTIMATE ATLANTIC CITY EXPERIENCE

         1.       Production

                  (a) Promoter shall also produce and present a show to be called "The Ultimate Atlantic city Experience" (the "AC Experience"). The AC Experience is a thirty (30) minute multi-media event which consists of three (3) films running simultaneously.

                  (b) The films will be supported by a sound track provide by Promoter. Promoter will also provide special effects including, but not limited to:

                           -   Eight Intellibeams;
                           -   14 Track Spots;
                           -   8 Data Flashes;
                           -   Pyro Flashes;
                           -   Hazer Smoke Machines;
                           -   Fiber Optic Curtain;
                           -   Total Tivoli Accent;

                           -   Full Live Video System;
                           - Possibility of Full Graphic Laser System on Ceiling; and
                           -   Light Requirements and Variance Qualifications.

         2.       Term

                  (a) Promoter shall present the AC Experience for an approximate six (6) month period commencing March 1, 1995 and ending September 6, 1995 (the "AC Engagement"). Promoter hereby grants Bally's the option to continue the AC Experience after the AC Engagement for successive six (6) month periods provided that Bally's shall notify Promoter in writing of its exercise of any such option not later than thirty (30) days prior to the end of the AC Engagement or option period, as the case may be.

                  (b) The irrevocable option set forth in Paragraph 5(a) of this Agreement is subject and pursuant tot he same terms and conditions applicable to the AC Engagement.

         3.       Compensation

                  (a) Promoter shall receive a fee of [***] per week as total compensation for the production and presentation of the AC Experience.

                  (b) Bally's will provide two (2) technicians to operate the AC Experience if it deems two (2) technicians necessary; but in the event a laser is utilized, Bally's will provide three (3) technicians if it deems such technicians necessary.

                  (c) Bally's will [***]from ticket sales and [***] from its provision of food and/or beverage service at all of the performances of the AC Experience.

                  (d) Pricing, beverage minimum and all other items with respect to ticket sales, including complimentaries, shall be [***].

         D.       WARWICK CONDOMINIUMS

                  Promoter agrees to purchase seven (7) apartments at the Warwick Condominiums in Atlantic City, New Jersey, from Bally's for Forty-Five Thousand ($45,000.00) Dollars a unit for two (2), two-bedroom apartments and Forty Thousand ($40,000.00) Dollars a unit for five (5) one-bedroom apartments. Bally's agrees to waive all accrued unpaid rent to September 30, 1994 for the units currently leased from Bally's by Promoter. Bally's and Promoter agree that all leasehold improvements previously made or implemented in the future by Promoter are the property of Promoter, and Promoter shall receive no reimbursement from Bally's for such improvements.

                  The above is subject to the execution of a formal agreement of sale. In the event that closing for the seven (7) units is not held by December 31, 1994, Promoter shall continue to occupy the seven (7) units, subject to Bally's ability to show and sell the units and rent retroactive to October 1, 1994 at the rate of $400.00 per month will be due and payable to Bally's monthly.

         E.       GENERAL

         1.       Relationship Between Promoter and Bally's

                  It is understood by the parties that Promoter is performing hereunder as an independent contractor and that no other relationship including, but not limited to, joint venture, employer-employee or partnership, exists between them. In addition, Promoter recognizes that it has no authority to act as an agent for Bally's and has no express or implied power to contract for, or in the name of Bally's or to hire persons as employees of Bally's or to otherwise act on behalf of Bally's, and Promoter agrees that it will not make any representations to third parties to the contrary. Promoter shall comply with all applicable provisions of the Internal Revenue Code and any other applicable laws, rules and regulations in its performance hereunder.

         2.       Advertising

                  Bally's shall supply and pay for all of the advertising and public relations costs for the Show and the AC Experience. The Show shall be billed as "Legends In Concert." The AC Experience shall be billed as " the Ultimate Atlantic City Experience." In the event Promoter wishes to advertise the Show or the AC Experience: (i) all such advertising shall include a prominent reference to Park Cabaret at Bally's Park Place Casino Hotel and Tower; and (ii) Bally's shall have the right of prior approval of any advertising and promotional activities with respect to the Show and the AC Experience. Promoter agrees to assist with the promotion of the Show and the AC Experience and will have performers attend employee and/or patron functions, promotional appearances and sessions as requested by Bally's. Bally's shall have the right and may grant to others the right to reproduce, print, publish or disseminate in any medium the Promoter's and the performers' names, portrait, picture, likeness, voice and biographical material concerning Promoter and the performers as news or information for the purposes of trade or for advertising purposes, including but not limited to, the advertising or promotion of Bally's Park Place Casino Hotel and Tower. Bally's expressly reserves the right to publicize or advertise the appearance of Promoter and the performers in all media, and shall have the right to take photographs during any performance hereunder for said purposes.

         3.       Insurance

                  Promoter, at its sole cost and expense, shall provide, throughout the term of this Agreement, General Public Liability Insurance in form and with companies acceptable to Bally's, including contractual liability endorsement, with limits of not less than $1,000,000 with respect to bodily injury and death and $1,000,000 for property damage. Promoter, at its sole cost and expense, shall also maintain, for the protection of all persons employed by

Promoter, Worker's Compensation Insurance. All of the aforesaid insurance shall be effected under an enforceable policy issued by an insurer of recognized responsibility and licensed to do business in the State of New Jersey. Bally's Park Place Casino Hotel and Tower and Bally Entertainment Corporation shall be named as additional insureds under the policy of General Public Liability Insurance. In addition, Bally's shall be furnished with a certificate of proof of all of the insurance referred to above which shall provide for at least thirty (30) days written notice to Bally's Park Place Casino Hotel and Tower and Bally Entertainment Corporation of any modification or cancellation of such insurance.

         4.       Production and Material

                  Promoter shall consult with Bally's with respect to all elements of the show and the AC Experience, artistic or otherwise, during the preproduction period, Engagement, AC Experience, and all have the right to request changes to the content in the Show and the AC Experience. Promoter agrees to abide by Bally's normal policy regarding the performance in accordance with the provisions of the New Jersey Casino Control Act and Bally's internal policies. Any decision or determinations made by Bally's regarding Promoter's material shall be final and binding upon Promoter.

         5.       Rehearsal

                  Promoter shall receive adequate rehearsal time in Park Cabaret. Such rehearsal shall take place at such times and pursuant to such schedule as Bally's and Promoter shall mutually agree.

         6.       Sound

                  Bally's reserves the right to regulate the volume of the sound. Such regulation will not be unreasonable, but will be based on guest comfort.

         7.       Collateral Use

                  Neither Promoter nor Bally's shall make or permit others to make any radio or television broadcast, any motion pictures or any sound recordings of Promoter's performance hereunder, except with the other party's prior written consent.

         8.       Rules

                  The promoter and it's cast, employees and other persons under Promoter's control, if any, shall comply with any and all rules and regulations established by Bally's in relation to the operation and function of Bally's Park Place Casino Hotel and Tower and Park Cabaret. In this regard, and without limiting any other provision hereof, Promoter will be fully responsible for such cast, employees and other person, and will ensure that no actions are taken by them which may reflect negatively upon Bally's, or which may harm, offend or insult any guests, patrons or employees of Bally's.

         9.       Promoter's Representative

                  Promoter agrees that throughout the term of this Agreement, including any extensions hereof, Promoter will make available and provide to Bally's a local representative of Promoter, which representative shall be authorized by Promoter to resolve any problems or controversies which may arise hereunder or otherwise in connection with Bally's with respect thereto. The representative shall be John Wismar.

         10.      Representations and Warranties

                  Promoter represents and warrants to Bally's the following, which representations and warranties shall survive the execution hereof:

                  (a) There are no fees, commissions or other payments or other obligations of any kind due or owing from Bally's to any agents, managers, licensors, producers, authors, composers, distributors, producers or other persons not party to this Agreement on account of Promoter's entering into this Agreement or producing or presenting all or any part of the Show and the AC Experience (except for any BMI, ASCAP or similar music license fees); and

                  (b) Neither the execution and delivery of this Agreement nor the performance of all or any of Promoter's obligations hereunder will constitute or result in a violation, breach or default, or be in conflict with any other obligation, understanding, judgment, order or agreement, oral or written, express or implied, of Promoter or by which Promoter is bound; and there exists no agreements, judgments, orders, understanding or obligations of Promoter, or by which Promoter is bound; and there are no rights of any third parties which will or may impede or impair Promoter's ability to enter into this Agreement or produce or present the Show and the AC Experience contracted for hereunder; and

                  (c) No materials, or any use thereof, will violate any law or infringe upon or violate the rights of any third party. The terms "materials" as used in this thereto and/or tapes, recordings or literary material used or incorporated in the Show and the AC Experience; (ii) the name of the Show and the AC Experience; and (iii) all other materials, ideas, other intellectual properties or elements used or incorporated in the Show or the AC Experience or the advertising, publicizing or other exploitation thereof; and

                  (d) Promoter has not accepted or agreed to accept (without first obtaining the approval of Bally's) any money, service or other valuable consideration for the inclusion of matter as a part of the performance contemplated herein.

         11.      Hold Harmless

                  (a) Promoter agrees to hold Bally's, its affiliates, officers, shareholders, agents, directors and employees harmless from, and to indemnify Bally's against, any and all liability, damage, loss, or expense, including attorney's fees, arising in any way out of the breach of any provision hereof or way out of the breach of any provision hereof or representation or warranty contained herein, or arising in any way, directly or indirectly, out of the Promoter's acts or omissions or the acts or omissions of any of Promoter's cast, employees, agents or independent contractors, including, but not limited to, any injury or damage to persons or property. Promoter shall give Bally's notice in writing of all claims and actions, and shall give Bally's the right to participate in the defense thereof at its own cost and the right to approve any settlement, which approval shall not be unreasonably any judgment finally awarded together with all expenses and fees in any claim, suite or action which is brought against Bally's and is within the indemnification set forth herein, and shall pay any amounts payable in settlement or compromise of any such claim, suite or action. In the event that Promoter refuses or fails to pay any amount pursuant to this section, Bally's, without thereby waiving or limiting any other rights or remedies available to it, shall have the right (but not the obligation) to pay such amount and to thereafter deduct any equivalent amount from any amount which may be due Promoter under this Agreement.

                  (b) The Promoter acknowledges and agrees that Bally's shall not be held liable for any loss of or damage to any property or equipment belonging to or rented by the Promoter or its cast, employees or agents which is used or to be used in connection with the Show or otherwise, except due to the gross negligence of Bally's or its employees or guests. The responsibility to insure or otherwise bear the risk of loss of such property and equipment is the responsibility of the Promoter and covers, but is not limited to, loss of or damage to any sound effects systems or equipment or any scenery, costumes or props.

         12.      Exclusivity

                  (a) Promoter shall not, within a radius of one hundred and fifty (150) miles from Bally's Park Palace Casino Hotel and Tower, except with the prior written consent of Bally's directly or indirectly produce or present the Show or the AC Experience or a show similar to the Show or the AC Experience and shall not, except with the prior written consent of Bally's, be, or permit any of its management level personnel to be, a principal, partner, stockholder officer, director, employee, agent or manager of or advisor or consultant to any other entity or person which presents or produces or attempts to present or produce the Show or the AC Experience or a show similar to the Show or the ACE Experience during the period that the Show or the AC Experience is being presented at Bally's Park Place Casino Hotel and Tower.

                  (b) It is expressly acknowledged by the parties hereto that Promoter's services hereunder are of a special and unique character which gives them peculiar value, and that in the event of a breach or threatened breach by Promoter of any term, condition, covenant, representation, warranty or provision hereof which involves the failure or refusal to perform the Show or the AC Experience or other material impairment thereof, Bally's will be caused irreparable injury. Promoter expressly agrees that Bally's shall be entitled to injunctive and other equitable relief, as permitted by law, to prevent a breach or threatened breach of this Agreement, or any portion hereof, which relief shall be in addition to any other rights or remedies, for damages or otherwise, available to Bally's.

         13.      Obligations

                  The obligations of the parties hereto are subject to delays and failure of performance due to acts of God, strikes or other labor disputes or troubles, accidents, fire, action by the state of New Jersey or any agency or instrumentality thereof, or any other cause beyond the control or either party. In the event any performance of the Show or AC Experience is missed due to any such cause, neither party shall have any obligation to the other with respect to such missed performance.

                  All services furnished hereunder shall comply with the requirement of all federal, state or local governmental agencies, instrumentality's and authorities having jurisdiction over the Promoter, Bally's or this Agreement, including, but not limited to, the New Jersey Casino Control Commission. Producer will be responsible for obtaining and paying for all required permits and/or approvals. It is understood and agreed that if, at any time either prior to subsequent to the initiation of services by Promoter under this Agreement, the Casino Control Commission shall render a final determination either disapproving the terms and conditions of this Agreement or denying the application of Promoter for a Casino Service Industry License, that then and in either of such events, this Agreement shall be deemed terminated and of no further force or effect as of the date of such disapproval or denial, as though such date were originally fixed herein for the termination of this Agreement. In the event of termination under this paragraph, Bally's shall not be liable for the payment to Promoter of any damages of any kind or amount whatsoever, whether liquidated, consequential, actual or otherwise.

         14.      Severability

                  (a) Notwithstanding anything herein to the contrary, each of the Show and the AC Experience may be individually terminated as set forth in this Agreement, and the Agreement shall survive with respect to the show which is not terminated.

                  (b) If any provision of this Agreement or any portion thereof is in conflict with any applicable Federal State or Local Law, ordinance or regulation now in force or hereafter enacted, such provision or portion of such provision shall be come I in operative, but all other provisions of this Agreement shall remain in full force and effect. To the full extent, however, that the provisions of such applicable law, ordinance or regulation may be waived, they are hereby waived, to the end that this Agreement shall be deemed to be a valid and binding agreement enforceable in accordance with its terms. Moreover, if any provision hereof shall be held to be excessively broad as to duration, scope or activity, it shall be construed by limiting and reducing it, as to be enforceable to the extent compatible with applicable law.

         15.      Assignment and Alteration of Performance or Schedule

                  This Agreement shall not be assigned by Promoter without the prior written consent of Bally's. Furthermore, no material portion or aspect of the Show or the AC Experience or schedule for the Show or the AC Experience shall be altered or changed by either party without the prior written consent of the other party.

         16.      Inspection of Stage and Related Areas

                  Promoter represents that it has inspected Park Cabaret and the facilities and equipment referred to herein, and that all of said items are acceptable to promoter and will adequate and appropriate for production and presentation of the Show and the AC Experience as contemplated hereby. Promoter expressly agrees to be responsible for inspecting the stage and related areas, including any stairs, for unsafe or hazardous conditions prior to the start of each performance of the Show and the AC Experience. Promoter shall immediately notify Bally's of any potentially unsafe or hazardous conditions. Promoter shall not commence or continue any performance while there exists any unsafe or hazardous conditions on the stage or in an about the areas directly related to the stage.

         17.      Notices

                  Any notice which either party is required or may desire to give to the other under this Agreement shall be in writing and shall be given either by hand or certified mail or express mail, return receipt requested, or by telecopy followed by one of the other means stated herein, addressed as follows:

To Bally's :
                  Bally's Park Place, Inc.              Telecopy 609-340-2410
                  Park Place and Boardwalk
                  Atlantic City, NJ 08401
                  Attn:  Wallace R. Barr

                             President/COO

Copy to:          Attn:  Corporate Counsel

To Promoter:
                  Legends In Concert                    Telecopy 702-253-1122
                  3535 Las Vegas Blvd., S.
                  Las Vegas, NV  89109
                  Attn:  John Stuart

or to such other address as either party hereto shall designate by notice in writing. Notices mailed as aforesaid shall be deemed to have been given or served for all purposes under this Agreement on the next business day following the date on which they are deposited in the mail, or if telecopied upon receipt of telecopy.

         18.      Interpretation

                  This Agreement shall be interpreted in accordance with, and shall be governed by, the laws of the State of New Jersey, including, but not limited to, the New Jersey Casino Control Act.

         19.      Section Headings

                  The section headings inserted in the Agreement are for convenience only and shall not be used in interpreting this Agreement.

         20.      Entire Agreement

                  All understandings and agreements heretofore or simultaneously had between the parties are merged into this Agreement and are contained herein, and this Agreement fully and completely expresses the entire agreement between the parties with respect to the subject matter hereof. This Agreement may not be changed, modified or terminated orally, but only by an instrument in writing, signed by the party against whom such change, modification or termination is to be enforced.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.




BALLY'S PARK PLACE, INC.                       LEGENDS IN CONCERT


By:____________________________                 By:________________________
         Wallace R. Barr                               John Stuart
         President/COO